Exhibit 10.1

August 07, 2008

Mr. Robert P. Cuthbert, CPA

65 Central Park West

New York, NY 10023

Dear Robert,

This will confirm our recent discussions regarding our offer of employment at SeaBright Insurance Company, a subsidiary of SeaBright Insurance Holdings, Inc., (collectively, “SeaBright”). We are offering the following terms and conditions for your employment as a regular full time employee:

Title:	Senior Vice President, Chief Financial Officer

Reporting To:	John Pasqualetto, President and Chief Executive Officer

Location:	Seattle, WA

Status of Employment:	Exempt

Proposed Date of Hire:	TBD

Compensation:

A base salary of approximately $14,583.34 per pay period which equates to an annual salary of $350,000.00. SeaBright currently has 24 pay periods in a year (approximately the 15th and last day of each month).

Our salary program is one that emphasizes salary increases based on merit while recognizing the value of the job to our companies. SeaBright’s annual Merit Review Program is conducted April 1st of each year.

Given your hire date, your first merit salary review will take place April 1, 2010.

Sign On Bonus:

SeaBright Insurance Company has agreed to pay you a sign-up bonus in the amount of $325,000.00 to be paid and earned as follows:

The first installment of $162,500.00 will be paid to you within 30 days from your date of hire.

The second installment of $162,500.00 will be paid to you on or about 6 months from date of hire. You must be employed in good standing by SeaBright Insurance Company in order to receive this payment. You must agree to repay $162,500.00 to the company in full if you voluntarily terminate your employment within 18 months from your date of hire.

Century Square, 1501 4th Avenue, Suite 2600, Seattle, WA 98101
Mailing Address: P.O. Box 91100,  Seattle, WA 98111
Phone: 206-269-8500 Fax: 206-269-8903
Website: www.sbic.com

Robert P. Cuthbert, CPA

August 7, 2008

Bonus:

50% annual bonus at target level, with a swing of 0% to 100% of your annual salary earned as of December 31st of each year, based on the achievement of SeaBright Insurance Holdings Inc., and SeaBright Insurance Company above or below target levels and personal objectives that are set from time-to-time.

Payment of any earned bonus is made on or about March 15, immediately after the close of the bonus eligible calendar year. You must be employed in good standing by SeaBright Insurance Company at the time of payment to be eligible. The bonus payment will be at the sole discretion of SeaBright and its Board of Directors.

Your participation in the Bonus Program will begin on January 1, 2009, for the 2009 bonus plan year with payment of any bonus amount to be made on or about March 15, 2010. The bonus payment will be at the sole discretion of SeaBright and its Board of Directors.

Restricted Stock: (2005 Long-Term Equity Incentive Plan)

Recommend the needed number of shares that equals $350,000 of SeaBright’s Restricted Stock Grants to be awarded to you in accordance with SeaBright’s 2005 Long-Term Equity Incentive Plan (“the Plan”). Such grant is subject to approval by SeaBright’s Board of Directors at the next regularly scheduled meeting following your date of hire. The Restricted Stock Grants will vest on the third anniversary of your date of hire (“cliff vesting”). Prior to vesting, the restricted common stock may not be sold, pledged or transferred and will be subject to other restrictions as more fully described in the Plan.

Incentive Stock Options: (2005 Long-Term Equity Incentive Plan)

Recommend equivalent number of options that represents 25% of the number of Restricted Stock shares granted as outlined above of SeaBright’s Common Stock. These will be granted to you in accordance with SeaBright’s 2005 Long-Term Equity Incentive Plan (“the Plan”). Such grant is subject to SeaBright’s Board of Directors’ approval at the next regularly scheduled Board meeting following your date of hire.

These options will vest over 4 years from your date of hire according to the following schedule as long as you are employed at SeaBright at the end of each year:

At the end of year one:   25%

At the end of year two:  50%

At the end of year three: 75%

At the end of year four:  100%

The exercise price of these options will be equal to the closing price of SeaBright’s stock as listed on the NASDAQ on the date of the grant.

Robert P. Cuthbert, CPA

August 7, 2008

Relocation:

The entire value of this relocation package shall not exceed $400,000 without specific agreement from the President and CEO. You will be entitled to the benefits of SeaBright’s Corporate Relocation Package which includes:

Sale of a Residence:

•     Closing costs on the sale of your New York City property

•     Real estate broker’s fee not exceeding the reasonable and customary rate effective in the area

•     Including Condominium Flip Tax of 2% and the New York City Luxury Tax of 1%

Reimbursement of Moving Expenses:

•     All reasonable expenses in connection with packing, loading, transporting, insurance, unloading and unpacking (optional) of normal household goods and personal belongings will be reimbursed.

The company will reimburse for temporary living expenses.

Reimbursement of House Hunting Expenses:

•     All reasonable expenses relating to two trips for the employee and spouse/partner to find a new residence will be reimbursed, including transportation, meals, lodging and car rental.

Travel:

•     While your family is still residing in New York City, we agree to pay reasonable travel expense to return to New York at appropriate intervals.

All reimbursable expenses will be grossed-up for tax purposes.

Severance Protection:

In the event you are terminated from SeaBright due to reorganization, reduction in force, elimination of position or a material change in control of SeaBright, other than for Cause (as defined below) during the first 60 months of your employment, you will be entitled to 200% of your annual base salary, payable from the date of termination for a period of twelve (12) months thereafter.

Cause, as defined for purposes of this provision, means: (1) An act of misconduct, fraud or dishonesty related to the duties of the position; (2) Is convicted of a felony or any crime involving dishonesty, breach of trust, or physical or emotional harm to any person (or enters a plea of guilty or nolo contendere with respect thereto); (3) Failure to follow directives or specified duties, or insubordination; or (4) Commission of an intentional tort against any employee or agent of SeaBright.

Robert P. Cuthbert, CPA

August 7, 2008

Insured Benefits:

You will be eligible to participate in SeaBright’s group medical, dental, prescription, vision, life, and disability insurance programs the first of the month coinciding or following your date of hire.

401(k) Plan:

All full time employees who meet the eligibility requirements are immediately eligible to participate in the SeaBright Insurance Company 401(k) Plan. Enrollment will become effective as soon as administratively feasible which typically means 1 to 2 pay periods.

SeaBright will make a matching contribution to your account in an amount equal to 100% of the first 5% of your eligible compensation, contributed to the Plan as pretax contributions. You will be 100% vested in these contributions when made.

Hours:	As per job requirements.

Vacation:	An amount equal to 4 weeks vacation annually, plus floating holidays as provided in SeaBright’s vacation policy and holiday schedule. Your vacation allowance will accrue based on your date of hire.

Drug Free Workplace:	SeaBright maintains a drug-free workplace. All prospective employees are required to agree to maintain such standards.

Smoke Free Workplace:	SeaBright maintains a smoke-free workplace. All prospective employees are required to agree to maintain such standards.

Driving Record:	If you are required to drive a motor vehicle in the normal course of your employment with SeaBright this offer is contingent upon verification that you are a good driver with a valid driver’s license.

Confidentiality Agreement:	All employees of SeaBright are required by the Board of Directors to sign its standard Confidentiality Agreement.

Compliance With Other Agreements:	It is understood that you have complied and will continue to fully comply with any policies covering trade secrets, inventions, confidential information or solicitation from any former employer.

Background and Reference Check:	Our offer is contingent upon the completion of a satisfactory background and reference check.

At-Will Employment:	Your employment at SeaBright is "at will" and may be terminated by either you or SeaBright at any time with or without cause, with or without prior notice or warning.

Robert P. Cuthbert, CPA

August 7, 2008

Entire Agreement:	This document constitutes the entire agreement between SeaBright and you and none of the provisions of this agreement alter, modify or amend the “at will” nature of employment at SeaBright.

Proposal Expiration:	SeaBright requests a verbal and written acceptance of this offer within 7 days of proposal, but no later than August 18, 2008.

Offered on behalf of SeaBright by:

/s/ Gene Gerrard	8/7/08

Gene Gerrard AVP, Human Resources	Date

Candidate Declaration

I have read and discussed the offer of employment as outlined in this letter. I understand the conditions of employment with SeaBright and I accept this offer.

/s/ Robert P. Cuthbert	8/13/2008

Signature	Date

If you accept SeaBright’s offer of employment as outlined in this letter, please remember to sign one copy and return it to Human Resources in the self-addressed envelope, along with a completed:

•	Confidentiality Agreement
•	Disclosure Authorization Form
•	I-9
•	W4
•	Direct Deposit Form (include a voided check)
•	Sign Up Bonus Agreement
•	Application
•	Mutual Non-Disclosure Agreement

Upon receipt of this letter and accompanying forms, Human Resources will send you a new hire package that contains information about SeaBright’s employment practices and forms for enrollment in SeaBright’s insured benefits program.